Exhibit 107
Calculation of Filing Fee Table
Form SC 14A
(Form Type)

Skye Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	(1)	$3,125,241.99	0.0000870	$271.90
Fees Previously Paid
	Total Transaction Valuation:	$3,125,241.99
	Total Fees Due for Filing:			$271.90
	Total Fees Previously Paid:			$0.00
	Total Fee Offsets:			$0.00
	Net Fee Due:			$271.90

Offering Note
(1)The Proposed Maximum Aggregate Value of the Transaction represents the aggregate value of the securities and other property to be transferred to the holders of shares of common stock, par value $0.001 per share (the “Common Stock”) of Skye Bioscience, Inc. (the “Registrant”) pursuant to the Transaction Agreement, dated August 14, 2026 (the “Transaction Agreement”), by and between the Registrant and Redx Pharma Limited, a private limited company incorporated in England and Wales (“Redx”), pursuant to which the Registrant will acquire the entire issued and to be issued share capital of Redx (the “Transaction”), which, is equal to the sum of: (i) the market value of the securities of Redx to be received by the Registrant, calculated in accordance with Rules 0-11(c)(1)(i) and 01-11(a)(4) under the Securities Exchange Act of 1934, as amended, which is equal to one-third of the aggregate par value of 707,228,329 Scheme Shares (as defined in the Transaction Agreement) issued and outstanding as of October 15, 2026, consisting of (x) 531,532,870 ordinary shares, par value £0.01 per share, of Redx and (y) 175,695,459 Series A preference shares, par value £0.01 per share, of Redx, which amount is equal to $3,125,241.99 as of October 15, 2026 based on an exchange rate of $1.3257 per £1.00 as announced by the U.S. Federal Reserve Board of Governors on October 19, 2026, and (ii) the maximum aggregate consideration payable to holders of Common Stock pursuant to the contingent value rights to be issued to the holders of Common Stock in accordance with the Transaction Agreement, which amount is estimated to be zero for purposes of the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying proxy statement.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0000870.

Exhibit 107
Table 2: Fee Offset Claims and Source    Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

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